Exhibit 99.2

Event ID:	1233723

Event Name: Q4 2005 The Smith & Wollensky Restaurant Group, Inc. Earnings Conference Call

Event Date: 2006-04-03T21:00:00 UTC

******************************************************

Notes:

Converted From Text Transcript

1233723

C: Alan Stillman; The Smith & Wollensky Restaurant Group; Chairman, CEO

C: Sam Goldfinger; The Smith & Wollensky Restaurant Group; CFO

P: Grange Johnson; LaGrange Capital; Analyst

******************************************************

C: Alan Stillman; The Smith & Wollensky Restaurant Group;Chairman, CEO

C: Sam Goldfinger; The Smith & Wollensky Restaurant Group;CFO

P: Grange Johnson;LaGrange Capital;Analyst

P: Operator;

+++ presentation

Operator: Good afternoon and thank you for joining us for The Smith & Wollensky Restaurant Group's fourth-quarter and full-year 2005 earnings conference call.

As you know, the Company issued its earnings press release earlier this afternoon. If you do not have it and would like a copy of the release faxed or e-mailed to you, please contact our office at 212-838-2061 and they will see that you get what you need immediately.

Before we begin, I would like to point out that any comments today that are forward-looking are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties which may affect the Company's business and prospects, including economic, competitive, governmental, food and labor supply and other factors discussed in the Company's filings with the Securities and Exchange Commission.

Now, I would like to turn the call over to Alan Stillman, Chairman and CEO of The Smith & Wollensky Restaurant Group.

Alan Stillman: Thank you and good afternoon, everybody. Thank you for joining us. We are here in New York City, as you probably know. With me is Sam Goldfinger, our CFO. After we make our short comments, we will be more than happy to answer any questions that you might have.

As many of you are probably aware from the press release issued today, there were several unusual items which affected our financial results for the fourth quarter and for the total 2005 year. First, please note that the way our fiscal calendar works, both the fourth quarter and 2005 had one less operating week than 2004, and obviously this impacted our bottom line in a negative way. Although difficult to judge, certainly it's easy enough to judge that the top line lost a week and therefore the profits in the fourth quarter of December were affected.

We also had a $750,000 charge related to the impairment of the assets at our Smith & Wollensky in New Orleans from damages caused by Hurricane Katrina, and the quarter was impacted by a $314,000 write-down of the assets of the Manhattan Ocean Club-- not all of them, but of some of the assets of the Manhattan Ocean Club, which, after a 22-year run, we decided to close on December 31, 2005. We are currently opening a new restaurant there called Quality Meats, which will open in about a week, at least some time in April but probably approximately next week. I will discuss both the status of New Orleans and the opening of Quality Meat a little later, but I would like to just briefly give you the results for the fourth quarter and the year.

Our comparable consolidated restaurant sales, when calculated on a weekly basis, were up almost 1% or, to be exact, 0.9%. Overall sales are down $4.3 million, and this decrease was obviously attributable to having one less operating week in 2005 as well as New Orleans being closed since August 29, 2005.

The fourth quarter of 2005 produced a net loss of $397,000 or $0.04 a share. On a pro forma basis, the fourth quarter of 2005 produced a net income of $667,000 or $0.07 per diluted share as compared to a net income of $1.3 million or $0.13 per diluted share in 2004. These estimates -- I shouldn't say estimates. These pro forma incomes reflect the add-back of $750,000 on charges related to the impairment at New Orleans and also to the $314,000 relating to the write-down of assets at MOC. Pro forma net income does not reflect the impact of having one less operating week in the fourth quarter of 2005.

The full fiscal year shows that comparable weekly sales, when calculating a weekly basis, go up approximately 1.1%. Overall, total consolidated restaurant sales were up almost 2% or 1.9%, and this increase was related primarily to having both Smith & Wollensky's in Houston and Boston open for the entire year.

Fiscal 2005 reflects a net loss of $3.1 million or $0.33 a share. On a pro forma basis, fiscal 2005 produced a net loss of $2 million or $0.22 per share, which was exactly the same as 2004. As mentioned previously, pro forma results reflect the add-back of both the $750,000 and the $314,000 in connection with New Orleans and Manhattan Ocean Club.

We are extremely unhappy with the results and they certainly were disappointing. However, we did have some extremely interesting developments that took place in the last quarter, the most important of which is that we successfully negotiated with St. James Associates, the partnership that owns the flagship Smith & Wollensky in New York City and the licensors for the Smith & Wollensky trademarks that we own, to sign an amended and restated sale and licensing agreement that started as of January 1, 2006. This amended agreement provides for a reduced licensing fee for the opening of

Wollensky’s Grills that are less than 9,000 square feet. Per the restated agreement, the opening fee will also be 50% of the normal fee due. In addition, the annual percentage royalty for Wollensky’s Grills was reduced from 2% to 1%. So basically, we have all of these things that are necessary to open up larger Smith & Wollenskys, which we still intend to do, but anything that is 9,000 feet or less and is called Wollensky’s Grills will be at half the fee that we had agreed upon and have paid previously.

As we announced, we intended to open up three to four of these grills in the period of 2007-2008, and the menus and atmosphere of these will be updated from the original Wollensky's Grill, which opened 25 years ago and is still adjacent to the original Smith & Wollensky location in Midtown Manhattan. We will focus our growth on opening Smith & Wollensky -- excuse me, on opening Wollensky’s Grills, as there is an ability of opening smaller units around the country in much easier and much faster and quicker methodology than opening the larger Smith & Wollenskys, which we will continue to look for as part of our expansion.

In order to start this out, we have hired a director of construction with extensive restaurant and retail industry experience to oversee all of these construction matters. We are looking currently at a national real estate company, which we may hire or we may decide, because we are starting this out on three or four units, not 30 or 40, to go unit-by-unit basis.

We also completed a stock buyback program that was approved by our Board in May 2005, and we were able to acquire 1 million shares of common stock in the open market over the last nine months. The stock repurchase plan is partially funded by the proceeds from the May 2005 transaction involving the sale and leaseback of the property at our Smith & Wollensky in Las Vegas. In conjunction with the sale, we entered into a lease with the new owners of the land. The lease has a 40-year term and requires Smith & Wollensky in Las Vegas to pay rent subject to standard increases over time. The aggregate purchase price paid to us by the buyer was $30 million. We used that $30 million to exercise the option on the property, which came out to be $10.4 million, and approximately $9.2 million was used to repay existing indebtedness.

As I mentioned earlier, the Smith & Wollensky location in New Orleans has been closed since August 29 due to Hurricane Katrina. We do not have a reopening timeframe, and we are still considering our options relating to that site. We have, however, so far collected $450,000 in insurance recovery. We still do not know if or when we will receive additional insurance recovery from this loss.

After consideration, we decided to close the Manhattan Ocean Club after over 20 years of providing excellent, outstanding dining experiences to many millions of people. The restaurant earned both critical and popular acclaim for its fresh seafood and was presented in an extremely distinctive dining room. We were extremely happy with our 22-year run, but the Manhattan Ocean Club had become a non-addition to our profits, and we decided that, with a ten-year lease left, we had the ability to open up a new restaurant in that space that we believe will be a much better bottom line offering to the rest of our ten-year lease. We have an extraordinary chef who worked under Christian Delouvrier and Gray Kunz at Lespinasse and also Jeremiah Tower at Stars, and we are working with an extremely unique design firm called Avro Ko that has had extremely good reviews over the past two or three years in New York City. We anticipate, as I've said, that this opening will be within the next week to two.

Now, I would like to turn the call over to Sam Goldfinger to give you more details of the financial 2005 and last-quarter picture. Thank you.

Sam Goldfinger: Thank you, Alan.

For the fourth quarter of 2005, as Alan has already mentioned, we had a net loss of approximately $400,000 or $0.04 per share compared to a net income of $1.3 million or $0.13 per diluted share for the fourth quarter of '04. Pro forma net income, a measure that we believe provides shareholders with better comparability, was approximately $667,000 for '05 or $0.07 per diluted share as compared to a net income of $1.3 million in '04. Pro forma net income excludes $750,000 of charges related to the impairment of the assets at our Smith & Wollensky in New Orleans, and it also excludes $314,000 relating to the write-down of assets of the Manhattan Ocean Club, which was closed on December 31, 2005 and is currently being renovated into a new concept, Quality Meats. Pro forma net income does not reflect the impact of having one less operating week in the fourth quarter of '05 as compared to '04.

We experienced a decrease in consolidated restaurant sales of $4.3 million to $33.7 million for the quarter. Our comparable consolidated restaurant revenues, when calculated on a weekly basis, grew by approximately 1%. As Alan had already mentioned, the calculation for comparable consolidated restaurants excludes our Smith & Wollensky in New Orleans, closed on August 29 due to Hurricane Katrina and its aftermath.

Taking a look at some of the specific line item results for the fourth quarter, cost of goods sold for our comparable restaurants increased by 51 basis points from the fourth quarter of '04. The weighted-average cost of beef was approximately 10% above what we paid during the fourth quarter of '04 with the biggest increase coming in December. This increase continued into the first quarter of '06 with some easing of prices starting to develop during the month of March. Although the trend we noted in our last few calls for a larger share of our revenue to come from banquet sales continued, the benefit it provided to our overall cost of goods sold ratio was not enough to offset the significant increase in beef prices.

Finally, our wine cost of goods sold ratio for the fourth quarter of '05 was relatively flat as compared to the fourth quarter of '04.

Our payroll and related costs ratio for comparable units was up 122 basis points for the quarter, and that was primarily due to increases in the minimum wage rate in three states where we operate and the District of Columbia. For the quarter, our operating expenses were up 207 basis points from the fourth quarter of '04 in comparable consolidated restaurants with the most significant increase being in professional fees, primarily relating to legal expenses, along with a 13% increase in utility costs as well as increases in required repairs and maintenance at our mature units.

Occupancy and related expenses were 70 basis points higher for comparable consolidated units for the fourth quarter, and that was primarily due to the rents incurred at our Las Vegas location as a direct result of the new lease entered into in May 2005 that Alan had discussed previously.

Marketing and promotion expenses are lower for comparable consolidated restaurants by 82 basis points compared to fourth quarter of 2004. That was principally due to reduced advertising as compared to the fourth quarter of '04.

Depreciation and amortization increased by approximately $36,000, primarily due to the addition of depreciable assets at the existing units in '05. All of the changes I have discussed resulted in a decrease in income from all comparable consolidated restaurants of approximately $1.6 million. Management fee income declined by $22,000 for the fourth quarter compared to the fourth quarter of '04. All of the decline relates to ONE cps at the Plaza hotel, which ceased operations at the end of '04.

G&A was approximately $670,000 lower than in the fourth quarter of 2004 and had decreased approximately 88 basis points. The decrease in general and administrative expenses was primarily due to a decrease in corporate payroll and travel and related expenditures.

Net interest expense declined by approximately $345,000, and that was primarily due to the reduction in our capital lease obligation relating to Las Vegas property and, to a lesser extent, the payoff of approximately $9.2 million of debt.

Provision for income taxes increased approximately $294,000, and that was primarily due to the gain on the sale of the Las Vegas property. All of this resulted in a loss after-tax of $397,000 or a pro forma income of $667,000 for the quarter as compared to a net income of $1.3 million in the 2004 quarter.

Let's now turn our attention to the results for the fiscal year ended January 2, 2006, as compared to January 3, 2005. Net loss for fiscal 2005 amounted to $3.1 million or $0.33 per share compared to a net loss of $2 million or $0.22 per share for 2004. Pro forma net loss for '05 and '04 was approximately $2.0 million or $0.22 per share. Pro forma net loss for 2005 and 2004 -- excuse me, pro forma net loss, as mentioned previously, reflects the add-back of $750,000 of charges related to the impairment of the assets of Smith & Wollensky in New Orleans and also includes the add-back of $314,000. That was relating to the write-down of the assets of the Manhattan Ocean Club, which was closed on December 31, 2005 and is currently being renovated into a new concept, Quality Meats. Pro forma net loss does not reflect the impact of having one less operating week in the fourth quarter of '05 as compared to '04. Consolidated restaurant sales increased 1.9% to

$125 million for fiscal 2005 and our comparable consolidated restaurant revenues, when calculated on a weekly basis, grew by 1.1%.

I'm going to go through and highlight some of the more significant line items for our full-year results. Food and beverage costs improved by 101 basis points for our comparable units for fiscal 2005. This improvement was primarily driven by the significant improvement in the cost of beef during the first nine months of the year. In addition, the increase in the share of revenue coming from banquet sales with a favorable cost of goods sold ratio has helped our overall food and beverage costs.

Payroll and related costs were up a modest 68 basis points for our comparable units during fiscal 2005 as compared to '04. Increase was driven by increases in the minimum wage rates discussed earlier and to the increased employer taxes, both rates and maximum taxable levels to which the taxes apply. Operating expenses increased 53 basis points for our comparable units in '05 as compared to '04, with the most significant increase being in utilities, which was up approximately 12%, and to repairs and maintenance.

All of the above, along with an increase of 50 basis points and occupancy and related expenses, an improvement of 57 basis points in marketing and promotional expenses and an improvement of 16 basis points in depreciation resulted in us having a slight decrease in our income for all comparable consolidated restaurants of approximately $69,000. The consolidated restaurant results were impacted by improvements in G&A of 63 basis points, and that was primarily driven by reduced payroll and travel and related expenditures.

Net interest expense decreased by approximately $474,000, and that was primarily due to the reduction in our capital lease obligation relating to the Las Vegas property and, to a lesser extent, the payoff of approximately $9.2 million of debt.

Provision for income taxes increased by approximately $429,000, and that was primarily due to the gain associated with the sale of our Las Vegas property. Overall, the Company recorded a net loss of $3.1 million or a pro forma net loss of $2 million in '05 as compared to a net loss of $2 million in '04.

We had approximately $7 million in cash and liquid investments available to us at January 2, 2006, as compared to $2 million that was available to us a year ago. During '05, we used our cash and liquid investments to, among other things, pay down approximately $1.6 million in payables, purchase approximately $1.6 million in property and equipment, pay down approximately $9.8 million in debt and capital leases and purchase approximately $4.3 million in stock. Cash generated during the year includes proceeds from the sale of our Las Vegas property in May of '05, which netted us approximately $19.3 million.

Our operations were able to generate approximately $3.2 million in simple cash flow during '05, which we define as our pro forma net loss of $2 million plus total depreciation and amortization of $5.2 million. This is compared to a simple cash flow of approximately $2.7 million in '04, which consisted of a net loss of $2 million plus depreciation of $4.7 million.

With that, I'll turn it back over to the operator. Alan and I will be happy to answer any questions you may have.

+++ q-and-a

Operator: (OPERATOR INSTRUCTIONS). Grange Johnson, LaGrange.

Grange Johnson: Hi, Alan. Just a follow-up question on the closing of the Manhattan Ocean Club and the new Prime Meats -- or I'm sorry, the Quality Meats --.

Alan Stillman: We can call it Prime Meats, if you like; it's okay.

Grange Johnson: I'll trust your expertise on that, Alan. But just a sense for the decision to close. I guess, obviously, the store wasn't performing. But sort of ROI targets -- what you think you need to invest in it and maybe a little bit more about why you think -- what the concept is and why you think it's going to work.

Alan Stillman: I'm going to give the ROI and the -- how much we're investing over to Sam, and then I'll come back and talk to you about where I think we might end up, as much as possible.

Sam Goldfinger: The actual ROI -- in terms of the investment right now, we are putting approximately $1 million into the space. We anticipate a return of investment, at the very least, in terms of what we are putting in today, of 50% three years down the road.

Alan Stillman: What was happening here is that we had a 22-year-old property that was competing with, as you may know coming from New York City, literally hundreds of restaurants that have opened up in the last two to three years compared to ones that were closing. People in general have not wanted to go to older, more formalized restaurants, which Manhattan Ocean Club was. We have approximately ten years left on our lease. At one point, the Manhattan Ocean Club was earning, going back five years, somewhere in the neighborhood of $1.5 million to $1.8 million.

Sam Goldfinger: It was doing between $8 and $9 million top line and about $1.5 million. That was, I think, the top. The pinnacle was back in 1999.

Alan Stillman: That is in 1999 dollars. So we believe we can hit dollars like that and bottom lines similar to that again, which we couldn't fathom how to do with the Manhattan Ocean Club. After all, that is our business; we do understand the meat end of the business and the American restaurant end of the business quite well, and we think that we have a pretty good idea and a pretty good plan. We did it very quickly and very well.

It looks quite well, and we think that we have a pretty good ROI and a pretty good shot at making some money there.

Grange Johnson: So when you talk about the 50% return, what does that mean? Does that mean we're going to have, if you invested $1 million, we're going to have $1.5 million, so 50% over three years? Does that mean we're going to compound --?

Sam Goldfinger: No, no, no, I meant out in year three, it will be at 50%; we are looking -- projected right now, about $0.5 million in EBITDA by year three, by full year three.

Grange Johnson: Because it's making $500,000 in --

Sam Goldfinger: EBITDA, correct.

Grange Johnson: Then, Alan, you were going to talk a little bit more about the concept and why you think it's going to work and what you like about it.

Alan Stillman: Well, it's basically a new American concept that feels very much like a downtown restaurant uptown, and it has all of the elements that we have in Smith & Wollensky New York City and The Post House at New York City and Maloney & Porcelli in New York City, all of which are continuing to do extremely well in spite of the market in New York that is expanding immeasurably, especially in the steakhouse field. So, seeing that we feel that we understand that field very well, we think that we have an opportunity to do at least as well as the other three of our restaurants are currently doing.

Grange Johnson: I got it. Just in terms of -- you bought back an extraordinary number of shares per year. Do you have a vision for -- if I had to sort of look over since you have gone public, you have opened a lot of stores which have been successful on the top line. You had some troubles in New York stores that you -- or your New York restaurants that you have closed; you have closed some; you have tried to revamp some. What should we expect as sort of a -- if you look at your sales base, if you look at the growth, what should we expect as a reasonable sort of EBIT and net income margin if you look out two, three years, as you build out the Wollensky’s, as you get the management fee down for the partnership? What should we expect? What can we earn? You've got a decent sales base, but what could sort of the brought to the EBIT line? What could be brought to the net income line as you sort of rationalize and expand your base?

Alan Stillman: Well, we have never spoken to that, and I don't intend to start today, but I will say the following -- that we have been extremely successful in putting per-square-foot numbers into stores that we open up. We believe that we have a concept with Wollensky's Grill that is not out in the United States today. That concept is going to be a check average of somewhere in the neighborhood of $45 to $50 and will be a high-end steakhouse without the ability of having people come in and spend $85 to $100, which is what our current Smith & Wollenskys are.

We believe these restaurants can produce excellent bottom lines. We believe that we can put them into many of the new style malls that we have not been able to get Smith & Wollenskys into because they are too large. So this concept should fit and should allow us to get money from landlords, in many instances, and should allow us to get a much greater return on capital and a much faster ability to get a return on capital, once we get them moving and going. We also think we will be able to open up many more in each year than we were able to open up many of these larger units that we are currently doing.

So overall, although I certainly don't want to start with EBIT or EBITDA, once we have the base and if you take all the extraordinary expenses that we spoke of for 2005 and took them away, we more or less broke even with 2004 and we have a cash flow that allows us to go out and build these. We think that we have the opportunity, over the next three years, to build quite a few of them that should all be profitable to the bottom line of the Company, not only of the restaurant, because we do have most of the corporate things in place and we have now built up a company over the last four or five years that can handle the ability to grow, which we didn't have five years ago.

Grange Johnson: Sort of the last two follow-up questions -- what gives you -- it's a pretty big cut in per-check size. Is the cut in the box size how you get profitable with that? Do you have to go to sort of choice meat instead of prime meat? What is the decision-making in terms of cost of opening these? Then actually more -- I don't know if you broke it out on the call, but what about sort of a maintenance CapEx for your existing stores versus store openings? Can you break that out?

Alan Stillman: Yes, that we certainly can do, and I will let Sam do that before I speak to the other part.

Sam Goldfinger: Yes. We are looking at, for the current year, about $1.4 million in CapEx, maintenance CapEx for the existing units. We're going to spend some money, possibly $1 million, on the Grill development. I think the majority of that is architecture fees and some initial build-out costs. We are looking for the beginning of '07, in the first three to six months of '07, to open up our first Wollensky's Grill, so we're going to incur some of the costs at the end of this year. So that's a sort of the layout of what we're looking in terms of CapEx.

Alan Stillman: But the CapEx for the Grills, on a square foot basis, will certainly be lower -- will be the same as they will be for the Smith & Wollensky's, but obviously will be lower because of the size. Really, the answer to your question is that we will be able to put more people in and turn tables faster at a check average of $47 than we are at a check average of $70.

Grange Johnson: So you will still be offering, like the prime meats you're offering at Smith & Wollensky's, you are just expecting more throughput? I'm still confused. Just because -- it's sort of a big change in terms of per-check size. So I guess what I am really asking is have you sort of researched the economics of this, since it's sort of a per-check change from your average model? That's all I'm saying.

Alan Stillman: Yes, there's no question that we're aiming to get a lower food cost and a lower payroll cost than we currently have. The reason we're able to do that is the pass-through of people. So we are certainly going to try. If we end up with 200 seats, we hope that we're going to be able to turn the tables quicker and faster because people that spend $47 do not expect to sit in the same seat than people that spend $67. We have not spoken yet as to whether we intend to be an all-prime beef restaurant or not. We haven't yet spoken to that at all.

Grange Johnson: I got it, okay. What was the CapEx number comparable to the past year? You are going to spend $1.4 in '06. What do you spend in '07 maintenance?

Sam Goldfinger: We did $1.350 million.

Operator: (OPERATOR INSTRUCTIONS). There appear to be no further questions.

Alan Stillman: Okay. Thank you very much for listening to our year-end statements and last quarter. We think that our new restaurant is going to be quite successful, and we certainly think that the three or four that we built in 2007 of Wollensky's Grills are going to be extremely interesting. We look at that as the future of this company, although we will continue to build Smith & Wollensky large units whenever they come up.

If you have any questions tomorrow that you think of, please don't hesitate to call Sam Goldfinger or myself. We will be both able to take whatever phone calls or questions you might have. Thank you for your attention.

Sam Goldfinger: Thank you.

Operator: Thank you. This does conclude today's conference. You may disconnect all lines and have a great day.